Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. REPORTS THIRD QUARTER 2014 RESULTS

- AFFO Per Share and Rental Income Grew 17.1% Over the Prior Year -

GREAT NECK, New York, November 6, 2014 — One Liberty Properties, Inc. (NYSE: OLP), today announced results for the third quarter ended September 30, 2014.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty commented: “Our quarterly results and recent activities reflect the ongoing success of our efforts to maximize the cash flow and value of our portfolio. We continue to look for opportunities to purchase assets that will positively impact our performance. Our 17.1% increase in rental income that drove AFFO and FFO per share growth of 17.1% and 15.0%, respectively, is indicative that the long-term initiatives that we put in place are working effectively.”

Operating Results:

Total revenues for the third quarter of 2014 increased 17.1%, to $15.19 million, from $12.97 million for the third quarter of 2013. The increase is attributable primarily to rental income earned from properties acquired since July 2013.

Total operating expenses for the third quarter of 2014 increased 28.0%, to $8.18 million, from $6.39 million for the third quarter of 2013. The increase is due primarily to a $1.09 million non-cash impairment loss related to a property located in Morrow, Georgia, and a $702,000 increase in depreciation expense primarily related to the properties acquired since July 2013.

Net income attributable to One Liberty for the third quarter of 2014 was $2.62 million, or $0.16 per diluted share. For the third quarter of 2013, net income attributable to One Liberty was $3.21 million, or $0.20, per diluted share. Excluding the impairment loss, net income attributable to One Liberty was $0.22 per diluted share.

Funds from Operations:

Funds from Operations (“FFO”) were $7.46 million in the third quarter of 2014 compared to $6.26 million in the third quarter of 2013. FFO per diluted share was $0.46 in the third quarter of 2014 compared to $0.40 in the third quarter of 2013. Adjusted Funds from Operations (“AFFO”), was $7.79 million, or $0.48 per diluted share, in the third quarter of 2014, compared to $6.48 million, or $0.41 per diluted share in the third quarter of 2013. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included later in this release.

Capital Allocation and Balance Sheet:

During the nine months ended September 30, 2014, the Company acquired six properties for $32.86 million. Each property purchased is net leased by a single tenant.

At September 30, 2014, One Liberty had $14.26 million of cash and cash equivalents, total assets of $590.74 million, total debt of $315 million and total stockholders’ equity of $248.62 million. At November 3, 2014, the Company had approximately $18.0 million of cash and cash equivalents. Approximately $20.25 million had been borrowed under the Company’s $75 million credit facility at November 3, 2014.

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Subsequent Events:

In October 2014, One Liberty sold an office property in Parsippany, NJ for a net gain of approximately $8.4 million for financial statement purposes (after giving effect to a $1.6 million charge required in connection with the pre-payment of the mortgage securing this property).

In October 2014, One Liberty acquired two properties for an aggregate purchase price of approximately $16.7 million, including $4.6 million of mortgage financing.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one REIT to another. One Liberty computes AFFO by deducting from FFO its straight-line rent accruals and amortization of lease intangibles, and lease termination fee income and adding back its amortization of restricted stock compensation and the amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures).

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities. Management also prepares and reviews the reconciliation of net income to FFO and AFFO.

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Forward Looking Statement

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, the Quarterly Reports on Form 10-Q filed thereafter, and in particular, Item 1A. Risk Factors of such reports. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect actual results, performance or achievements.

Additional Information

One Liberty is an owner of a geographically diversified portfolio of retail, industrial, health and fitness, office and other properties in the United States, primarily under net leases. Interested parties are encouraged to review One Liberty’s Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended September 30, 2014 for further details. The Form 10-Q can also be linked through the “Investor Relations” section of One Liberty’s website. For additional information on the Company’s operations, activities and properties, please visit One Liberty’s website at www.1liberty.com.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

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ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Rental income, net	$14,552	$12,487	$42,308	$35,588
Tenant reimbursements	635	483	1,677	1,225
Lease termination fee	-	-	1,269	-
Total revenues	15,187	12,970	45,254	36,813

Operating expenses:
Depreciation and amortization	3,685	2,983	10,985	8,298
General and administrative	2,153	1,938	6,497	5,841
Real estate expenses	1,085	851	3,061	2,375
Leasehold rent	77	77	231	231
Federal excise and state taxes	6	(7)	175	218
Real estate acquisition costs	83	544	211	821
Impairment loss	1,093	-	1,093	-
Total operating expenses	8,182	6,386	22,253	17,784

Operating income	7,005	6,584	23,001	19,029

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	134	122	397	513
Gain on dispositon of real estate-unconsolidated joint venture	-	-	-	2,807
Gain on sale-unconsolidated joint venture interest	-	-	-	1,898
Gain on sale-investment in BRT Realty Trust (related party)	-	-	134	-
Other income	10	10	20	89
Interest:
Expense	(4,227)	(3,409)	(12,215)	(9,670)
Amortization of deferred financing costs	(275)	(223)	(741)	(662)

Income from continuing operations	2,647	3,084	10,596	14,004

Income from discontinued operations	-	144	13	425

Net income	2,647	3,228	10,609	14,429
Less net income attributable to non-controlling interests	(27)	(17)	(76)	(32)

Net income attributable to One Liberty Properties, Inc.	$2,620	$3,211	$10,533	$14,397

Per common share attributable to common stockholders- diluted:
Income from continuing operations	$0.16	$0.19	$0.64	$0.90
Income from discontinued operations	-	0.01	-	0.03
	$0.16	$0.20	$0.64	$0.93

Funds from operations - Note 1	$7,461	$6,259	$22,785	$18,590
Funds from operations per common share-diluted - Note 2	$0.46	$0.40	$1.42	$1.20

Adjusted funds from operations - Note 1	$7,787	$6,483	$22,585	$19,647
Adjusted funds from operations per common share-diluted - Note 2	$0.48	$0.41	$1.40	$1.27

Weighted average number of common and unvested restricted shares outstanding:
Basic	16,131	15,563	15,999	15,346
Diluted	16,231	15,663	16,099	15,446

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ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Note 1:
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$2,620	$3,211	$10,533	$14,397
Add: depreciation of properties	3,610	2,984	10,783	8,305
Add: our share of depreciation in unconsolidated joint ventures	93	93	280	423
Add: amortization of deferred leasing costs	45	36	115	101
Add: our share of amortization of deferred leasing costs in unconsolidated joint ventures	-	-	-	8
Add: federal excise tax relating to gain on sales	-	(65)	(19)	61
Add: impairment loss	1,093	-	1,093	-
Deduct: (gain) on sale of properties-joint ventures	-	-	-	(4,705)

Funds from operations	7,461	6,259	22,785	18,590

Deduct: straight-line rent accruals and amortization of lease intangibles	(398)	(370)	(1,046)	(849)
Deduct: lease termination fee income	-	-	(1,269)	-
Add: our share of straight-line rent reversals and amortization of lease intangibles of unconsolidated joint ventures	-	-	(1)	91
Add: amortization of restricted stock compensation	448	366	1,368	1,132
Add: amortization of deferred financing costs	272	224	735	663
Add: our share of amortization of deferred financing costs in unconsolidated joint ventures	4	4	13	20

Adjusted funds from operations	$7,787	$6,483	$22,585	$19,647

Note 2:
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$0.16	$0.20	$0.64	$0.93
Add: depreciation of properties	0.22	0.19	0.68	0.53
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.02	0.03
Add: amortization of deferred leasing costs	-	-	0.01	-
Add: our share of amortization of deferred leasing costs in unconsolidated joint ventures	-	-	-	-
Add: federal excise tax relating to gain on sales	-	-	-	0.01
Add: impairment loss	0.07	-	0.07	-
Deduct: (gain) on sale of properties-joint ventures	-	-	-	(0.30)

Funds from operations per common share-diluted	0.46	0.40	1.42	1.20

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.03)	(0.02)	(0.07)	(0.05)
Deduct: lease termination fee income	-	-	(0.08)	-
Add: our share of straight-line rent reversals and amortization of lease intangibles of unconsolidated joint ventures	-	-	(0.01)	0.01
Add: amortization of restricted stock compensation	0.03	0.02	0.09	0.07
Add: amortization of deferred financing costs	0.02	0.01	0.05	0.04
Add: our share of amortization of deferred financing costs in unconsolidated joint ventures	-	-	-	-

Adjusted funds from operations per common share-diluted	$0.48	$0.41	$1.40	$1.27

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ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	September 30,	December 31,
	2014	2013
ASSETS
Real estate investments, net	$495,162	$496,187
Properties held-for-sale	25,589	5,177
Assets related to property held-for-sale	2,836	-
Investment in unconsolidated joint ventures	4,874	4,906
Cash and cash equivalents	14,259	16,631
Restricted cash	1,845	-
Unbilled rent receivable	12,442	13,743
Unamortized intangible lease assets, net	25,372	26,035
Other assets	8,358	9,219
Total assets	$590,737	$571,898

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable	$293,752	$278,045
Line of credit - outstanding	21,250	23,250
Unamortized intangible lease liabilities, net	9,170	6,917
Other liabilities	16,617	13,596
Total liabilities	340,789	321,808

Total One Liberty Properties, Inc. stockholders' equity	248,624	248,932
Non-controlling interests in joint ventures	1,324	1,158
Total equity	249,948	250,090
Total liabilities and equity	$590,737	$571,898